Exhibit (10)I


                             FNB Corporation
                         Director Retirement Plan


Directors of FNB Corporation who retired after ten years or more of service have been paid $500 per month for a period of five years following retirement. For directors of the Corporation who retired with fewer than ten years but at least five years of service, the payment has been prorated on an annual basis at a rate of 10 percent per year, beginning at five years and 50 percent of the $500 amount or $250 per month.

On December 16, 2004, following an in-depth study of peer and emerging practices, the independent directors of the Corporation voted unanimously to discontinue this practice of compensating retired directors (the "Director Retirement Pay"), effective with respect to all future retirements from the board.

The Corporation will continue to pay in accordance with prior practice those former directors who have already retired and are currently receiving Director Retirement Pay. After May 2005, only two retired directors will continue receiving Director Retirement Pay. All outstanding commitments to pay retired directors will terminate in May 2007.